Exhibit 10.13

Miragen Therapeutics, Inc.

Amended and Restated Non-Employee Director Compensation Policy

Each member of the Board who is not also serving as an employee (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Cash and Equity Compensation Policy for his or her Board service effective February 13, 2017. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Miragen will pay each Eligible Director a cash stipend for service on the Board and, if applicable, on the audit committee, compensation committee and nominating and corporate governance committee. Each Eligible Director will receive an additional stipend if they serve as the chairperson of the compensation committee, nominating and corporate governance committee or audit committee or serve as the non-executive chairperson. Each Eligible Director shall have the right to elect to receive all or a portion of his or her annual cash compensation under this policy in the form of either cash, restricted common stock based on the closing price of Miragen’s common stock on The NASDAQ Capital Market on the date of grant, or stock options to purchase common stock based on the Black-Scholes option-pricing model as of the date of grant. Any such election will be made before the start of the fiscal year or within thirty days of first becoming eligible to receive compensation under this policy and with any such stock options or restricted common stock elected by the Eligible Directors to vest on a quarterly basis in arrears. Stock options will expire ten years from the date of grant.

The stipends payable to each Eligible Director for service on the Board are as follows:

Cash
Board Member Compensation
Annual Baseline Compensation	$35,000
Additional Non-Executive Chairman Retainer	$30,000
Additional Committee Chair Compensation
Audit	$15,000
Compensation	$10,000
Nominating/Governance	$7,500
Additional Committee Member Compensation
Audit	$7,500
Compensation	$5,000
Nominating/Governance	$3,750

Equity Compensation

In addition to the cash compensation described above, each Eligible Director will receive an automatic option grant to purchase 12,000 shares (subject to adjustment for stock splits and similar matters) of Miragen’s common stock at each annual meeting when such Eligible Director is re-elected with an exercise price equal to the fair market value of a share of Miragen’s common stock on such date. Each option grant will vest in full on the earlier of the one-year anniversary of the date of grant or Miragen’s next annual meeting.

Each new Eligible Director elected or appointed to the Board will receive a one-time, initial option grant to purchase 24,000 shares (subject to adjustment for stock splits and similar matters) of Miragen’s common stock upon such Eligible Director’s appointment or election with an exercise price equal to the fair market value of a share of Miragen’s common stock on such date. Each option grant will vest in 36 equal monthly installments.